AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement, dated as of  May 16, 2012, as amended (the “Agreement”), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit KK, The Acquirers Fund, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of The Acquirers Fund.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Jeanine M. Bajczyk
Name: Michael D. Barolsky	Name: Jeanine M. Bajczyk
Title: Vice President and Secretary	Title: Senior Vice President
Date: 4/8/2019	Date: 4/8/2019

Exhibit KK to the ETF Series Solutions Fund Accounting Servicing Agreement
Acquirers Funds, LLC

The Acquirers Fund

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum1 for funds where Acquirers Funds, LLC acts as Adviser to the fund in ETF Series Solutions (ESS).

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
Funds 1-5 $[ ]	First $[ ] [ ] bps
Funds 6-10 $[ ]	Next $[ ] [ ] bps
Funds 11-15 $[ ]	Next $[ ] [ ] bps
Funds 16+ $[ ]	Balance [ ] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum.  Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should “the Adviser” terminate this service agreement with USBFS prior to the end of the initial two-year period, “the Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “the Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “the Adviser” would owe USBFS up to 50% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor).

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly

APPENDIX A
Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[ ] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[ ] – Bank Loans
▪	$[ ] – Swaptions
▪	$[ ] – Intraday money market funds pricing, up to 3 times per day
▪	$[ ] – Credit Default Swaps
▪	$[ ]per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions
▪	$[ ] per Foreign Equity Security per Month
▪	$[ ] per Domestic Equity Security per Month
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

ESS Trust Chief Compliance Officer Annual Fee (subject to board approval)
▪	$[ ] for the first fund
▪	$[ ] for each additional fund
▪	$[ ] per sub-adviser per fund
▪	Additional $[ ] per distributor other than Quasar Distributors, LLC
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪	$[ ] per security per month for fund administrative
SEC Modernization Requirements
▪	Form N-PORT – $[ ] per year, per Fund
▪	Form N-CEN – $[ ] per year, per Fund
Section 15(c) Reporting
▪	$[ ] per fund per standard reporting package*
▪	Additional 15(c) reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w/ classes on one report) OR Full 15(c) report
 - Performance reporting package: Peer Comparison Report
▪	Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs .

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX B

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request and/or need)
Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group
Section 18 Daily Compliance Testing (for derivatives and leverage)
▪	$[ ] set up fee per fund complex
▪	$[ ] per fund per month
C- Corp Administrative Services
▪	1940 Act C-Corp – USBFS Fee Schedule plus $[ ]
▪	1933 Act C-Corp – USBFS Fee Schedule plus $[ ]
▪	Controlled Foreign Corporation (CFC)
▪	USBFS Fee Schedule plus $[ ]

Fees are calculated pro rata and billed monthly

Adviser’s signature below acknowledges approval of the schedules on this Exhibit KK.

Acquirers Funds, LLC

By: /s/ Tobias Carlisle

Printed Name: Tobias Carlisle

Title: Managing Member	Date: 4/8/2019